Exhibit (e)(1)

EXCERPTS FROM KAISER VENTURE LLC’S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 2008.

Item 5.	MARKET FOR THE COMPANY’S EQUITY, RELATED OWNER MATTERS AND SMALL BUSINESS ISSUER PURCHASES OF EQUITY SECURITIES

Kaiser Inc.’s common stock commenced trading on the NASDAQ Stock Marketsm in the fourth quarter of 1990 under the symbol “KSRI.” In the merger, each Kaiser Inc. stockholder of record as of December 5, 2001, received $10.00 in cash plus one (1) Class A Unit in Kaiser LLC for each share of stock. The Class A Units are subject to significant trading restrictions and are not listed for trading on any securities exchange. As a result, Kaiser Inc.’s common stock ceased being publicly traded on November 30, 2001. Kaiser Inc. paid a $2.00 per share cash distribution to stockholders of record as of December 13, 2000. In connection with the merger, the Class A Units were independently appraised and determined to have a value of $1.50 as of November 30, 2001.

The Class A Units are subject to substantial transfer restrictions and, therefore, the Class A Units are not traded on an established securities market and are not readily tradable on a secondary market or the substantial equivalent thereof. However, we are aware that there have been a very limited number of private purchase and sale transactions since November 30, 2001. To our knowledge, in 2007 less than 10,000 Class A Units were sold to third parties at a price averaging $.80 per Unit. Since the Class A Units are not publicly traded and there is no secondary market for the Units, there is no performance graph.

As of March 17, 2008, there were approximately 3,404 holders of record of our Class A Units which includes holders of Kaiser Inc. stock that have yet to convert their shares to Class A Units as a result of the merger.

As of March 17, 2008, KSC Recovery held 104,267 Class A Units that are outstanding but reserved for distribution to the former general unsecured creditors of KSC pursuant to the KSC Plan. In addition there are 113,690 Class A Units deemed outstanding that are reserved for those investors that have yet to convert their Kaiser Inc. stock to Kaiser LLC Class A Units as a result of the merger.

We currently have no immediate plans to make distributions but anticipate making distributions subsequent to receiving our share of the proceeds from the sale of the Eagle Mountain landfill project if such sale is completed or if other funds become available for distribution in accordance with our cash maximum strategy.

We did not repurchase any Class A Units in 2007.

KAISER VENTURES LLC AND SUBSIDIARIES

Equity Compensation Plan Information

As required by Item 201(d) of Regulation S-K, the following table provides certain information as of December 31, 2007, with respect to our equity compensation plans under which equity securities of the Company are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	298,100	$3.11	0
Equity compensation plans not approved by security holders	N/A	N/A	95,000 annually	(1)

(1)

Each non-management member of the Board of Managers receives an annual grant of 5,000 Class A Units. In addition, beginning in 2004 Mr. Fawcett was included in the annual unit grants. Accordingly, a total of 20,000 Class A Units are currently being issued each year collectively to the members of the Board of Managers. Also reflected in the foregoing table for 2007 is that each executive officer under the terms of his current employment agreement is to be issued 25,000 Class A Units as of January 15 of each year beginning as of January 15, 2007, provided he is still employed by the Company as of the preceding December 31. The annual issuance of Class A Units to the executive officers pursuant to the terms of their respective employment agreement is scheduled for review prior to 2010. Additionally, Class A Units may be issued to executive officers under the terms of the Executive Officer New Revenue Incentive Participation Plan. For additional information, see “Item 10. Executive Compensation – Executive Compensation.”

Item 10.	EXECUTIVE COMPENSATION

The following table sets forth the compensation information for our Chief Executive Officer, and our other two most highly compensated executive officers. (Currently, we only have three executive officers.) Over the past several years we have reduced our staffing needs due primarily to the sale of substantial assets and consummation of the merger that created the present structure.

SUMMARY COMPENSATION TABLE(1)

Name and Principal Position	Year	Salary(2) $	Bonus(3) $	Unit Awards(4) $	All Other Compensation(5) $	Total $
Richard E. Stoddard	2007	332,925	3,455	15,955	722,826	1,075,161
Chairman of the Board, President and CEO	2006	317,071	0	0	54,403	371,474
James F. Verhey	2007	152,640	3,455	15,955	24,957	197,007
Exec. Vice President—Finance & CFO	2006	145,371	0	0	24,539	169,910
Terry L. Cook	2007	275,450	3,455	15,955	293,472	588,332
Exec. Vice President, General Counsel and Secretary	2006	238,524	0	0	31,305	269,829

(1)

All employees are leased to Kaiser LLC by Business Staffing, Inc., a subsidiary of the Company. The “Bonus”; “Option Awards”; “Non-Equity Incentive Plan Compensation”; and “Change in Pension Value and Non-qualified Deferred Compensation Earnings” columns have been eliminated from the Summary Compensation Table because there were no reportable events/compensation earned for the applicable years for such items.

(2)	The salary amount was not reduced for any employee contributions to our 401(k) Savings Plan and Supplemental Executive Retirement Plans.

(3)

The bonus was paid pursuant to the Executive Officer New Revenue Incentive Participation Plan whereby the executive officers are paid a bonus based upon a percentage of net new revenue, if any. Half of the bonus is paid in cash, which is reflected in the “Bonus” column, and the other half is payable in Class A Units. For additional information, see “Item 10. EXECUTIVE COMPENSATION—EXECUTIVE OFFICER NEW REVENUE INCENTIVE PARTICIPATION PLAN.”

(4)

Represents value of 25,000 Class A Units issued to each executive officer under his respective employment agreement and Units issued pursuant to the Executive Officer New Revenue Incentive Participation Plan.

(5)

Our executive officers are provided with certain health insurance, disability insurance and other non-cash benefits generally available to all salaried employees and therefore are not included in this table under applicable SEC rules. However, Mr. Stoddard and Mr. Cook received a comprehensive medical physical in 2007, at the Company’s expense. The cost of such physical was $2,800 for Mr. Stoddard and $2,992 for Mr. Cook. These amounts are included in the “All Other Compensation” column as appropriate. Our contributions to the 401(k) Savings Plan, and to the Supplemental Executive Retirement Plan in 2007 and 2006 are listed below. Additionally, our one time contribution to what is identified below as the “Restricted SERP” is specified below.

		Company Contributions
Name	Year	401(K) Plan(a) ($)	SERP(a) ($)	Restricted SERP(a), (b) ($)	Total to Plans ($)
Richard E. Stoddard	2007	18,604	14,118	660,872	693,594
	2006	18,604	12,624	—	31, 228

James F. Verhey	2007	12,890	—	—	12,890
	2006	12,223	—	—	12,223

Terry L. Cook	2007	18,604	8,587	260,121	287,713
	2006	18,604	4,658	—	23,262

(a)	Reported in the “All Other Compensation” column.

(b)

A SERP was adopted in 2007 with a one time contribution by the Company of $660,877 and of $260,121 for the benefit of Mr. Stoddard and Mr. Cook, respectively. These one time contributions represent the accrued amount of severance under their respective employment agreements in effect as of December 31, 2006. The amounts in this Restricted SERP are subject to vesting and certain other restrictions. For additional information see “ITEM 10. Executive Compensation—Non-Qualified Deferred Compensation Plans.”

Like all other employees employed more than five (5) years, our executive officers can participate in a program under which we will pay two-thirds (2/3) of the premium on a life insurance policy or policies with a total benefit equal to approximately three (3) times an employee’s annual base salary. The term life insurance policies of the executive officers expired in 2007 or were soon due to expire. Thus, new term life insurance polices were obtained in 2007. The premiums paid by us under this life insurance program for each of our executive officers are as follows:

Name	Year	Company’s Premium Payments(a) ($)
Richard E. Stoddard	2007	3,268
	2006	1,715

James F. Verhey	2007	2,619
	2006	959

Terry L. Cook	2007	2,340
	2006	843

(a)	Does not include the cost of a $50,000 term life insurance policy that we pay for all employees of the Company, other than certain part-time employees.

Both Mr. Stoddard and Mr. Verhey reside outside Southern California. As a part of the terms of their employment, we pay or reimburse them for their commuting, rental car and hotel expenses as well as other miscellaneous commuting expenses such as parking fees and mileage reimbursement for use of a private vehicle.

		Commuting Expenses
Name	Year ($)	Airfare ($)	Lodging ($)	Car Service ($)	Rental Car ($)	Misc. ($)	Total ($)
Richard E. Stoddard	2007	9,999	6,451	2,658	4,619	463	24,890
	2006	10,835	5,340	760	3,747	728	21,410

James F. Verhey	2007	2,053	3,841	—	3,224	1,853	10,971
	2006	4,246	3,366	—	2,824	2,381	12,817

Mr. Cook receives an annual automobile allowance of $7,200.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

	Option Awards						Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised	Option Exercise Price ($)	Vesting Date	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (3)	Market Value of Shares or Units of Stock that Have not Vested	Vesting Date
Richard E. Stoddard	33,750	—	—	1.250	01/29/94	12/31/08	—	—	—
Chairman of the Board,	14,800	—	—	4.850	01/10/95	12/31/08	—	—	—
President & CEO	13,800	—	—	5.580	06/01/93	12/31/08	—	—	—

James F. Verhey	30,000	—	—	1.625	07/28/94	12/31/08	—	—	—
Exec. Vice President—Finance & CEO	15,000	—	—	4.850	01/10/95	12/31/08	—	—	—

Terry L. Cook	20,000	—	—	1.250	01/29/94	12/31/08	—	—	—
Exec. Vice	10,000	—	—	4.850	01/10/05	12/31/08	—	—	—
President, General Counsel and Secretary	32,000	—	—	5.580	06/01/93	12/31/08	—	—	—

There were no option grants to the named executive officers in 2007. However, under the terms of their respective January 1, 2007 employment agreement, each executive officer was issued 25,000 Class A Units in 2007. Additionally, each of executive officer received 5,169 Class A Units under the terms of the Executive Office New Revenue Participation Plan.

LONG-TERM INCENTIVE COMPENSATION PLAN

Kaiser Inc. provided an incentive to its executive officers through a long-term transaction incentive plan, referred to as the TIP. The TIP was designed to compensate Kaiser Inc.’s executive officers for maximizing proceeds from asset sales and resulting distributions to Kaiser Inc.’s stockholders. The TIP was terminated shortly after the merger payments were made to the participants under the plan due to the sale of the Mill Site Property, the sale of Kaiser’s Fontana Union stock to Cucamonga, and the tax benefits generated by the conversion to a limited liability company. In place of the TIP, Kaiser LLC issued Class C and Class D Units in Kaiser LLC (collectively referred to as the “Incentive Units”) to the five previous participants in the TIP (the “Participating Officers”). The terms of the Incentive Units mirror the previous cash flow incentives provided to the Participating Officers under the TIP.

Under the terms of the Incentive Units, the Participating Officers receive cash distributions based on the cash available for distribution to our members from the proceeds realized in the sale of our remaining major assets (net of expenses and taxes) and on our operating expenses.

The terms of the Incentive Units set “threshold” and “target” sale prices for our remaining assets. The Participating Officers, as a group, receive 5% of the aggregate net proceeds from an asset sale in excess of the threshold. If the net proceeds exceeds the higher target sale value, the Participating Officers, as a group, receive 10% of the aggregate net proceeds from such sale in excess of the target. The Incentive Units do not contain a maximum cap as to the amount distributable to such Units.

The Class C Units are held by Participating Officers still employed by Kaiser LLC, and, upon a Participating Officer’s departure, all Class C Units are automatically converted into Class D Units. Two former officers of Kaiser LLC hold a total of 200 Class D Units. In the event a Participating Officer is terminated for “cause,” Kaiser LLC may repurchase, for a nominal value, all of that officer’s Incentive Units. Any payment to the Participating Officers will be split with a full share to each Class C Unit and a smaller share for each Class D Unit which will depend on the length of the period since its issuance. The following table sets forth the number of Incentive Units held by the Participating Officers that are also named executive officers.

Participating Officer	Class C Units
Richard E. Stoddard	400
Terry L. Cook	240
James F. Verhey	160

The Incentive Units do not have the right to vote on any matter, except as required by law. Neither the Incentive Units nor any rights to distributions with respect to such Units may be transferred by any Participating Officer. The Incentive Units do not have a termination date.

Each Incentive Unit will be allocated an amount of the profits of the Company equal to the amount of any distribution with respect to such Incentive Unit, with the character (capital gain, ordinary income, etc.) of the profits to reflect the portion of each type of income recognized by the Company with respect to that asset(s) after January 1, 2002, as determined by the Board in good faith. Therefore, the total amount that Participating Officers will receive pursuant to the terms of the Incentive Units can only be determined upon sale of all of our assets and satisfaction of our general obligations and liabilities. The following table sets forth the total amount that would be earned by the Participating Officers, assuming that (i) each Participating Officer continues to work for Kaiser throughout the period; and (ii) the proceeds generated from the sale of each major asset and the related cash available for distribution to members equals the specified target for such asset:

	Period Until Payout		Estimated Aggregate Future Payouts Under Non-stock Price- Based Plan
Name			Threshold ($)		Target ($)	Maximum ($)
Richard E. Stoddard(1)	N/A	(2)	0	(3)	$442,000	N/A	(4)
James F. Verhey(1)	N/A	(2)	0	(3)	$176,800	N/A	(4)
Terry L. Cook(1)	N/A	(2)	0	(3)	$265,200	N/A	(4)

(1)

The actual participation percentage of each Participating Officer in any distributions to the Incentive Units will depend on whether the Participating Officer holds Class C or Class D Units. Adjustment of the individual percentages will not change the size of the total distributions.

(2)	The right to distributions primarily depends upon the sale of Kaiser LLC’s major assets for aggregate net proceeds in excess of the previously established threshold levels.

(3)

Participating Officers are only entitled to receive distributions on their Incentive Units if and when Kaiser LLC sells a remaining major asset for aggregate net proceeds in excess of the previously established sale price threshold for such asset, or, in the event of the sale of the Company, in excess of the previously set sale price (net of expenses and taxes) for the overall Company. If net proceeds generated from the sale exceeds the applicable thresholds, then the Participating Officers, as a group, would receive as a distribution on their Incentive Units cash equal to 5% of any amount over the applicable threshold up to the applicable target.

(4)

There is no maximum cap as to distribution to the holders of Incentive Units. In the event proceeds in excess of the target are generated, the Participating Officers, as a group, would receive distributions equal to 10% of the aggregate net proceeds realized in excess of the target.

401(K) RETIREMENT PLAN

The Company, currently sponsors a combined voluntary 401(k) savings and money purchase plan. This plan is available to all full time employees. Participants may make contributions of up to 25% of their base salary and 100% of any cash bonus with the Company matching one-half of each participant’s contribution up to 6% of compensation.

NON-QUALIFIED DEFERRED COMPENSATION PLANS

Supplemental Executive Retirement Plan. The Company also sponsors a non-qualified deferred compensation plan which mirrors the qualified 401(k) plan discussed immediately above. Contributions to such plan commence once a participant reaches the maximum annual Social Security wage base. The assets of this plan are held in a “rabbi” trust.

Limited Participation Deferred Compensation Plan. Business Staffing adopted the “Business Staffing Supplemental Deferred Compensation Plan” (the “Supplemental Plan”) and a related “Non-Qualified Deferred Compensation Plan Trust Agreement” (the “Trust”) on January 10, 2007.

Business Staffing placed into the Supplemental Plan previously accrued amounts due Richard E. Stoddard and Terry L. Cook upon termination of their employment in the amount of $660,872 and $260,121, respectively. Like the terms of their previous employment agreements, the amounts in the Plan remain subject to forfeiture if the executive officer is terminated for “cause” as defined in the Supplemental Plan (which is the same definition as contained the employment agreements of the executive officers) or if the officer should voluntarily terminate his employment. In addition, the amounts in the Supplemental Plan fully vest if the executive officer is terminated without cause, is constructively terminated without cause, dies, is permanently disabled or upon completion of the initial term of their employment. Once vested, payments may commence, upon the officer’s death, permanent disability, or the termination of the officer for any reason except for “cause” as defined in the Supplemental Plan. The Supplement Plan’s assets will be held through the Trust which is a “rabbi trust” and all investment earnings or losses shall accrue to account of each officer under the Supplemental Plan.

EXECUTIVE OFFICER COMPENSATION

As part of our cash maximization strategy and in connection with the merger, effective, January 1, 2002, Business Staffing, Inc., our subsidiary, became the employer of all of Kaiser’s employees and the contracting employer with respect to the several employment agreements discussed below. Business Staffing leases employees to Kaiser LLC and Kaiser LLC reimburses Business Staffing for all employee and related expenses.

During much of 2006, Kaiser’s Human Relations Committee along with Business Staffing engaged in an extensive review of the existing compensation agreements and plans for our executive officers. The review recognized that elements of the compensation of the executive officers of Kaiser have been adopted and implemented at various times over the years in relation to our cash maximization plan but the original estimates of the timing of such plan’s complete implementation and realization have proven to be too optimistic. Accordingly, Kaiser along with Business Staffing developed modified or new compensation agreements and plans that, among other things, further align the interests of the executive officers with those of the members of Kaiser and will encourage the retention of the executive officers. Business Staffing leases employees, including the executive officers of Kaiser, to Kaiser.

EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS

On January 10, 2007, Business Staffing entered into new employment agreements with each of the executive officers of Kaiser with such agreements being effective as of January 1, 2007. The new employments agreements superseded the existing employment agreements for the executive officers.

General Terms and Compensation. Except for the name, title, duties, amount of salary, and a special bonus that may be earned by James Verhey upon the sale of Kaiser’s interest in the West Valley MRF, the terms of the new employment agreements are the same in all material respects. The agreements commence as of January 1, 2007, and continue for a term of five (5) years (the “Initial Term”) and continue thereafter on a month-to-month basis until Kaiser has disposed of all of its material assets. Under the terms of the employment agreements, Messrs. Stoddard, Verhey and Cook have base salaries of $332,945; $152,640 and $275,450, respectively. Base salaries will be adjusted annually by no less than utilizing the Consumer Price Index for Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, published by the Bureau of Labor Statistics of the United Stated Department of Labor.

During the term of their employment, each executive officer is to be awarded 25,000 Kaiser Class A Units as of January 15 of each year beginning January 15, 2007; provided, however, the amount of the annual award of Units will be reviewed prior to the January 15, 2010 grant.

The discretionary annual bonus for executive officers was eliminated in the new employment agreements. A new performance based incentive bonus program was adopted to commence effective January 1, 2007, as discussed in more detail below.

Unique to Mr. Verhey’s employment agreement is that if during his employment Kaiser’s interest in the West Valley MRF is sold, he will be paid a bonus based upon the collected net sales price. At this time, the projected bonus would be approximately $100,000 but the actual amount of the bonus would increase or decrease if the value of Kaiser’s West Valley MRF interest increases or decreases after January 1, 2007.

Like all other employees, the executive officers receive medical, dental, vision, and long-term disability insurance benefits. In addition, like other employees employed more than five (5) years, the executive officers have the opportunity to participate in life insurance whereby Business Staffing will pay two-thirds (2/3) of the premium on a life insurance policy or policies with a total benefit equal to three times an employee’s salary. As in previous employment agreements, Mr. Cook receives a car allowance of $600 per month and Messrs. Stoddard and Verhey are reimbursed for their commuting costs to Ontario, California and any rental car and lodging costs. In addition, the new employment agreements provide that the executive officers are entitled to reimbursement of certain wellness benefits which are directed toward an annual medical physical and a comprehensive medical physical and appropriate tests every two (2) years. If an executive fails to timely have a comprehensive physical performed, the annual award of Class A Units for such executive will be delayed until such time as the comprehensive medical physical and any related medical tests are completed.

Severance. If any officer is terminated without cause during the Initial Term, including, among other reasons, constructive termination, such officer is entitled to receive cash severance pay equal to two (2) year’s base salary. Severance is payable in one lump sum or, if mutually agreed by the executive and Business Staffing, over a period of time. In addition, Business Staffing will continue to pay benefits, such as health and dental insurance, for two years. In the event an executive officer voluntarily terminates his employment, Business Staffing will not be obligated to pay him any severance or other additional compensation, other than the compensation due and owing up to the date of termination.

Change of Control. None of the employment agreements contain “change of control” provisions. No compensation is due an officer upon a “change of control” absent an officer’s employment being terminated.

Termination for Cause. Each executive officer can be terminated for “cause.” “Cause” is generally defined as:

a. Willful breach by an officer of any provision of his employment agreement, provided, however, if the breach is not a material breach, Business Staffing is required to give written notice of such breach and the officer shall have thirty (30) days in which to cure such breach. No written notice or cure period shall be required in the event of a willful and material breach of his agreement;

b. Gross negligence or dishonesty in the performance of the officer’s duties or possibilities under his employment agreement;

c. Engaging in conduct or activities or holding any position that materially conflicts with the interest of, or materially interferes with the officer’s duties and responsibilities to Business Staffing, Kaiser LLC or their respective affiliates; or

d. Engaging in conduct which is materially detrimental to the business of Business Staffing, Kaiser LLC or their respective affiliates.

No severance is payable if an executive is terminated for “cause.”

Current Salary of Executive Officers. Set forth below is the annual base salary of Kaiser’s Chief Executive Officer and each of its other named executive officers as of March 15, 2008:

Name	Annual Base Salary
Richard E. Stoddard	$341,248
Terry L. Cook	$282,336
James F. Verhey	$156,456

EXECUTIVE OFFICER NEW REVENUE INCENTIVE PARTICIPATION PLAN

On January 10, 2007, Business Staffing approved the “Executive Officer New Revenue Incentive Bonus Plan” to be effective commencing January 1, 2007 (the “Performance Bonus Plan”). The previous discretionary bonus plan was terminated and replaced with the Performance Bonus Plan.

Pursuant to this incentive plan, eighteen percent (18%) of the annual New Net Revenue of the Company, as defined in the Performance Bonus Plan shall be awarded as a bonus pool to the current executive officers and to any new executive officer as may be provided in the Performance Bonus Plan. Any performance bonus payable under the Performance Bonus Plan shall be paid equally among the executive officers and shall be paid 50% in Class A Units and 50% either in cash or by a contribution to the account of the respective officer under the SERP or any other tax deferred plan that may be established in the discretion of Business Staffing.

“New Revenue” means all revenue generated from new lines of business or new sources of revenue for Kaiser that are not historically recurring revenues as of January 1, 2006. New Revenue does not include revenues generated from the sale of Kaiser’s existing assets and projects, except as provided in the Performance Bonus Plan, distributions from Kaiser’s interest in West Valley MRF, LLC, revenues generated as a result of landfill operations at Eagle Mountain, interest and investment income. “New Revenue Expenses” means all incremental and new direct and indirect expenses incurred in the generation of New Revenue but New Revenue Expenses shall not include the amortization or depreciation cost of any existing asset or an allocation of any fixed expense or charge, including the allocation of the base salary and benefits of existing employee positions of the Company. “Net New Revenue” is the positive difference, if any, of New Revenue less New Revenue Expenses for any give calendar year. The Performance Bonus Plan is administered by a committee composed of the individuals serving on Kaiser’s Human Relations Committee. The bonus, if any, is to be paid by March 14 of each year.

HUMAN RELATIONS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATIONS

During the year ending December 31, 2007, the Human Relations Committee consisted of Messrs. Cole (Chairman), Bitonti, and Fawcett. Mr. Fawcett was President and Chief Operating Officer of Kaiser from January 1996, until his retirement from full time duties on January 15, 1998. Mr. Fawcett continues to perform work for us from time-to-time. Mr. Fawcett’s compensation is summarized in the “Manager Compensation” table located on the next page.

MANAGER COMPENSATION

During 2007 non-employee managers were paid on the following basis:

Description of Compensation for Non-employee Managers	Amount
Annual Cash Retainer	$20,000
Chairman of Committee-Additional Annual Cash Retainer	$7,500 Audit Committee $5,000 Any Other Active Standing Committee
Meeting Fee-(In Person)	$1,500
Meeting Fee-(Telephonic)	$1,000
Annual equity grant	5,000 Class A Units

Each grant vests on January 31st of the year following the grant, subject to acceleration upon the occurrence of certain events. Accordingly, the restricted 5,000 Class A Units granted to Messrs. Bitonti, Cole, Fawcett and Wallach in 2007, fully vested on January 31, 2008.

We do not provide retirement benefits for non-employee managers.

MANAGER COMPENSATION TABLE(1)

Name	Fees Earned or Paid in Cash ($)		Unit Awards ($)(2)	Total ($)
Ronald E. Bitonti	25,500	(3)	2,500	28,000
Todd G. Cole	34,500		2,500	37,000
Gerald A. Fawcett(4)	—		—	—
Richard E. Stoddard(5)	—		—	—
Marshall F. Wallach	35,500		2,500	38,000

(1)

The “Option Awards”; “Non-Equity Incentive Plan Compensation”; “Change in Pension Value and Non-qualified Deferred Compensation”; and “All Other Compensation” columns have been eliminated from the Manager Compensation Table because there were no reportable events/compensation earned for such items in 2007.

(2)

The Company’s Class A Units are not publicly traded. However, the Company is aware of a very limited number of private third-party sales of Class A Units in 2007. The $0.50 per Class A Unit value is based upon the average sales price of those sales that did occur during the six-month period prior to the date of the Units issuance in June 2007.

(3)	Included in this amount is the annual retainer of $2,000 per year Mr. Bitonti receives for serving on the Board of Directors of KSC Recovery, Inc., the bankruptcy estate of Kaiser Steel Corporation.

(4)

Mr. Fawcett works on our behalf through Business Staffing, Inc. on various matters and projects in addition to his work on the Board of Managers. Accordingly, he is considered an employee for compensation purposes and is paid an annual salary of $60,000. He is not paid additional compensation for serving on the Board of Managers except for the annual award of 5,000 Class A Units. Mr. Fawcett also receives medical, dental, and vision insurance and other similar benefits made available to all employees of Business Staffing, Inc.

(5)

As an employee—manager, Mr. Stoddard receives no additional compensation for serving on the Company’s Board of Managers. His compensation as an executive officer is summarized under “Item 10. EXECUTIVE COMPENSATION—Summary Compensation Table.”

Item 11.	SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL UNIT MEMBERS

The following table sets forth, based upon the latest available filings with the Securities and Exchange Commission and from the Company’s Class A Unit member ownership list (generally reporting ownership as of December 31, 2007), the number of Class A Units owned by each person known by us to own of record or beneficially five percent (5%) or more of such Units.

Name and Address of Beneficial Owner	Number of Class A Units Beneficially Owned	% of Issued and Outstanding Class A Units(1)
Ascend Capital Holdings Corporation One Montgomery St., Suite 3300 San Francisco, CA 94104	656,000	9.2%
First Eagle SOOFN Global Fund. 1345 Avenue of the Americas, 44th Floor New York, New York 10105	365,000	5.1%
Kaiser’s Voluntary Employees’ Beneficiary Association Trust (VEBA)(2) 9786 Sierra Avenue Fontana, CA 92335	656,987	9.2%
Pension Benefit Guaranty Corporation(3) Pacholder Associates, Inc. 8044 Montgomery Road, Suite 382 Cincinnati, OH 45236	407,415	5.7%
Willow Creek Capital Partners(4) 300 Drakes Landing Road, Suite 230 Greenbrae, California	756,200	10.6%

(1)

The percentage for each member is based on the total number if issued and outstanding Class A Units including the 104,267 Class A Units reserved but not yet distributed to the Class 4A unsecured creditors of KSC and 113,439 Class A Units deemed outstanding and reserved for issuance to holders of Kaiser Ventures Inc. stock that have to convert such stock into Kaiser Ventures LLC Class A Units.

(2)	VEBA received its shares in Kaiser as a creditor of the KSC bankruptcy. VEBA’s shares in Kaiser are held in trust by AST Trust Company.

(3)

PBGC received its shares in Kaiser as a creditor of the KSC bankruptcy. The Company understands that Pacholder Associates, Inc. has a contract with PBGC pursuant to which it has full and complete investment discretion with respect to substantially all of the Units owned by PBGC, including the power to vote such securities. Substantially all of the PBGC’s Units are held through a nominee Beat & Co.

(4)

The owner of these Units was previously identified as being held by Pequot Capital Management Inc. Fund. The Company understands that the relationship between Pequot Capital Management, Inc. and Willow Creek Capital Partners was terminated in such a manner that Willow Creek Capital Partners is currently the holder of these Units.

SECURITY OWNERSHIP OF MANAGEMENT

This table below reflects the number of Class A Units beneficially owned by the Company’s: (1) managers and manager nominees; (2) named executive officers; and (3) all of its managers and named executive officers as a group, as of March 15, 2008, as well as the number of options exercisable within 60 days of that date.

Name	Class A Units Beneficially Owned, Excluding Options	Class A Units Underlying Options Exercisable Within 60-Days of March 15, 2008	Total # of Class A Units Owned(1)	% of Issued and Outstanding Class A Units(1)
Richard E. Stoddard, CEO, President & Chairman	176,363	62,350	238,713	3.2%

Gerald A. Fawcett, Vice Chairman(2)	110,578	62,000	172,578	2.4%

James F. Verhey, Executive Vice President—Finance & CFO	98,204	45,000	143,204	1.9%

Terry L. Cook, Executive Vice President—Administration, General Counsel & Corporate Secretary	104,135	45,000	149,135	2.0%

Ronald E. Bitonti, Manager(3)	33,396	1,500	34,896	*

Todd G. Cole, Manager	40,188	0	40,188	*

Marshall F. Wallach, Manager	43,250	1,500	44,750	*

All officers and managers as a group (7 persons) (1)				10.9%

*	Less than one percent.

(1)

The percentage for each individual is based on the total number of issued and outstanding Class A Units (including the 104,267 Class A Units which have been issued but are reserved and not yet distributed to the Class 4A unsecured creditors of KSC and 113,439 Class A Units reserved for those who have yet to convert their Kaiser Inc. stock to Kaiser LLC Class A Units as a result of the merger) and was determined as if all the options listed in Column 2 had been exercised by that particular individual. All options are vested.

(2)	Mr. Fawcett retired as President and Chief Operating Officer of Kaiser effective January 15, 1998.

(3)	Mr. Bitonti is Chairman of the VEBA Board of Trustees. He disclaims any beneficial ownership interest in the Units beneficially owned by VEBA.

EXCERPTS FROM KAISER VENTURE LLC’S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER-ENDED JUNE 30, 2008, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 11, 2008.

Item 5.	OTHER INFORMATION

Members of the Board of Managers, other than Mr. Stoddard, were each issued 5,000 Class A Units of the Company in June 2008 in accordance with the Company’s equity compensation plan for its Board of Managers. The units will vest in January 2009. Additionally, in June 2008, a consultant to Mine Reclamation, LLC, was issued 13,000 restricted Class A Units of the Company in connection with the restructuring of the consultant’s consulting agreement with Mine Reclamation, LLC. These units vest at the same time, if and when, distributions are made on the Class B Units of the Company upon the sale of the Landfill Project.